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Pricing Supplement No. 26 dated April 21, 1997        Registration No. 33-52571
(To Prospectus Supplement dated December 16, 1994     Rule 424(b)(3)
      and Prospectus dated March 18, 1994)

                           BANK OF BOSTON CORPORATION

                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                              --------------------

            Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated December 16, 1994, relating to Floating Rate Notes.

DTC CUSIP #: 06420MAV2

Principal Amount:  $50,000,000

Issue Date (Settlement Date):  April 24, 1997

Stated Maturity Date:  April 19, 2000

Issue Price:  99.92551% of Principal Amount

Agent:  Goldman, Sachs & Co.

Agent's Commission: $37,245

Proceeds to the
Corporation:   $49,962,755

Interest Rate(s)
      (Fixed Rate Notes):  N/A

Initial Interest Rate
      (Floating Rate Notes):  5.93594%

Interest Payment Dates:  [ ] June 15 and December 15 of each year.

                         [X] Other: 7/16/97,   10/15/97,   1/21/98,     4/15/98
                                    7/15/98,   10/21/98,   1/20/99,     4/21/99
                                    7/21/99,    10/20/99,  1/19/2000  4/19/2000

Record Dates:            [X] Fifteenth calendar day (whether or not a Business
                         Day) next preceding each Interest Payment Date.
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Interest Rate Basis           [ ] CMT Rate
 (Floating Rate Notes):       [ ] Commercial Paper Rate
                              [ ] Eleventh District Cost of Funds Rate
                              [ ] Federal Funds Rate
                              [X] LIBOR Telerate
                              [ ] LIBOR Reuters
                              [ ] Prime Rate
                              [ ] Treasury Rate
                              [ ] Other:

Interest Calculation
 (Floating Rate Notes):       [X] Regular Floating Rate Note
                              [ ] Floating Rate/Fixed Rate Note
                                  Fixed Rate Commencement Date:
                                  Fixed Interest Rate:
                              [ ] Inverse Floating Rate Note
                                  Fixed Interest Rate:

Index Maturity
 (Floating Rate Notes):       3 month LIBOR

Index Currency
(LIBOR Notes):                U.S. Dollar

Designated LIBOR Page
 (LIBOR Notes):  Telerate p. 3750

Designated CMT Telerate
Page (CMT Rate Notes):  N/A

Designated CMT Maturity
Index (CMT Rate Notes):  N/A

Prime Rate Notes
(Floating Rate Notes):  N/A

Spread (Plus or Minus)
 (Floating Rate Notes): N/A

Spread Multiplier
 (Floating Rate Notes):  N/A

Interest Rate Formula
 (Floating Rate Notes):   LIBOR + .10%
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Interest Reset Dates
 (Floating Rate Notes):   Quarterly, same as Interest Payment Dates

Interest Determination Dates
 (Floating Rate Notes):   Two London Business Days Prior to Reset Dates

Calculation Agent (if other
 than the Bank)
 (Floating Rate Notes):  N/A

Minimum Interest Rate
 (Floating Rate Notes):  N/A

Maximum Interest Rate
 (Floating Rate Notes):   N/A

Redemption Date(s):  N/A

Initial Redemption Percentage:  N/A
Annual Redemption
      Percentage Reduction:  N/A

Holder's Optional
 Repayment Date(s):  N/A

Day Count Convention
 (Floating Rate Notes):      [ ] 30/360 for the period from _____________ to
                                 ----------------.
                             [X] Actual/360 for the period from April 24, 1997
                                 to April 19, 2000.

Original Issue
 Discount Note:              [ ] Yes
                             [X] No

Total Amount of OID:  N/A

Yield to Maturity:  N/A

Interest Accrual
      Period:  N/A

Default Rate:  N/A

Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.